QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Billie Scott	317.263.7148	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES 12.7% INCREASE IN
SECOND QUARTER FFO AND
DECLARES COMMON AND PREFERRED STOCK DIVIDENDS

        Indianapolis, Indiana—July 31, 2002...Simon Property Group, Inc. (the "Company") (NYSE:SPG) today announced results for the quarter and six months ended June 30, 2002. Diluted funds from operations for the quarter increased 14.2% to $167.9 million from $147.0 million in 2001. On a per share basis, the increase was 12.7% to $0.89 per share from $0.79 per share in 2001. Net income available to common shareholders increased to $173.2 million from $36.7 million in 2001. Diluted earnings per share for the quarter were $0.97 per share as compared to $0.21 in 2001.

        Diluted funds from operations for the six months increased 11.0% to $316.3 million from $285.0 million in 2001. On a per share basis, the increase was 9.2% to $1.67 per share from $1.53 per share in 2001. Net income available to common shareholders increased to $203.2 million from $67.7 million in 2001. Diluted earnings per share for the six months were $1.16 as compared to $0.39 in 2001.

        Occupancy for mall and freestanding stores in the regional malls at June 30, 2002 was 91.5% as compared to 90.3% at June 30, 2001. Total retail sales per square foot were $384 per square foot at June 30, 2002 compared to $380 at June 30, 2001, while comparable retail sales per square foot were $390 per square foot compared to $388 at June 30, 2001. Average base rents for mall and freestanding stores in the regional mall portfolio were $30.03 per square foot at June 30, 2002, an increase of $1.19 or 4.1%, from June 30, 2001. The average initial base rent for new mall store leases signed during the first six months of 2002 was $39.59, an increase of $7.39 or 23.0% over the tenants who closed or whose leases expired.

        "The second quarter of 2002 was one of the busiest in our history," said David Simon, Chief Executive Officer. "We completed the RNA acquisition, adding some of the best malls in the country to our portfolio; sold our joint venture interests to Chelsea Property Group and The Mills Corporation at significant gains; refinanced our corporate credit facility; were added to the S&P 500 Index; and issued 9 million shares of common stock. This positive corporate activity and the stability that continues to be demonstrated by our mall portfolio positions us well for 2002 and beyond."

Acquisition Activities

        The acquisition of assets from Rodamco North America, N.V. (RNA) by Simon, The Rouse Company (Rouse) and Westfield America Trust (Westfield) was completed on May 3, 2002. The portfolio acquired by Simon consists primarily of interests in 13 high-quality, highly productive regional malls in the United States. Simon's share of the gross RNA consideration was approximately $1.6 billion, including the assumption of $579 million of property-level debt and preferred stock.

        Funds from operations and net income available to shareholders were positively impacted in the second quarter of 2002 due to the unwinding of a currency hedge and forward contract related to this acquisition of assets. During the first quarter of 2002, a $5.4 million charge related to the hedge was reflected in other expenses. During the second quarter, a gain of $7.8 million related to the hedge is reported in other income while an additional $4.7 million is reflected as a reduction of other expenses. The impact of this transaction on funds from operations and net income available to shareholders for the six months was a positive $7.1 million, or $0.03 per share.

        Prior to the completion of this acquisition, Simon owned four of the portfolio assets in joint ventures with RNA. At the closing of the transaction, Teachers Insurance and Annuity Association (TIAA) acquired a 50% interest in three of these assets: The Florida Mall in Orlando, Florida; Miami International Mall in Miami, Florida; and West Town Mall in Knoxville, Tennessee; for $198.2 million plus the assumption of its pro rata share of mortgage debt on the assets.

        Simon, Rouse and Westfield also jointly acquired interests in several non-retail assets and two retail assets, generally considered to be non-core assets and intended for sale. Since the January 13, 2002 announcement of this acquisition, significant progress has been made on these dispositions, including the sale of the 745 5th Avenue office building in New York, which also closed on May 3rd.

        One of the assets included in the RNA transaction was a 1/3 interest in Copley Place, an urban mixed-use project in Boston. On July 19, 2002, Simon acquired the remaining 2/3 interest from an institutional investor for $118 million plus the pro rata share of property-level debt. The implied cap rate on in-place income for this acquisition was 10.4%.

MerchantWired

        MerchantWired is a network infrastructure business in which the Company owns a 53% interest. The members of MerchantWired LLC concluded during the second quarter that there are no viable alternatives at this time except to discontinue MerchantWired's operations. The network will remain active until all MerchantWired retail customers have been transferred to alternative service providers, expected to occur no later than September 3, 2002.

        Net income available to shareholders was negatively impacted by losses from the Company's investment in MerchantWired, LLC. The Company's share of operating losses, net of tax, was $2.0 million and $6.0 million for the quarter and six months, respectively. The Company's share of charges to write down the MerchantWired investment were $22.5 million and $26.7 million, net of tax, respectively. No further operating losses or investments are expected.

Disposition Activities

        The Company completed the following dispositions during the second quarter in its efforts to aggressively recycle capital.

  •
  On April 1, the Company completed the sale of its 50% interest in Orlando Premium Outlets for $46.6 million in cash plus its pro rata share of property-level debt.

  •
  On May 31, the Company completed the sale of interests in all five of its "Mills-type" assets to the Mills Corporation for $175 million in cash plus its pro rata share of property-level debt.

  •
  During the quarter, the Company continued its program of trimming the portfolio of non-core assets with the disposition of two regional malls and one community center (Windsor Park Mall, Randall Park Mall and Wood Plaza) for $4.6 million of cash plus $52.2 million of property-level debt.

        Net income available to shareholders for the quarter was positively impacted by $170.3 million, or $0.67 per share, from net gains on the sale of real estate.

Financing Activities

        On April 16, 2002, the Company completed a three-year refinancing of its existing $1.25 billion unsecured corporate credit facility. The facility now matures in April 2005 and contains a one-year extension, at the Company's option. The facility's interest rate continues to be LIBOR plus 65 basis points and contains the same financial covenants as SPG's previous facility. The facility also includes a money market competitive bid option program that has been historically successful and allows the Company to hold auctions at lower pricing for short-term funds (30, 60, or 90 days) for up to $625 million.

Addition to S&P 500 and Stock Issuance

        At the close of financial trading on June 25, 2002, the Company was added to the Standard & Poor's 500 Index. SPG is the fourth real estate investment trust in the index.

        In connection with the addition, the Company completed a 9 million share offering of common stock to partially meet the needs of index funds. The public offering price was $35.94 per share or $0.06 less than the closing price on June 25, 2002. Net proceeds of approximately $322 million were received on July 1, 2002 and were used to pay down indebtedness under the RNA acquisition credit facility.

Dividends

        Today the Company also declared a common stock dividend of $0.55 per share. This dividend will be paid on August 30, 2002 to shareholders of record on August 16, 2002. The Company also declared dividends on its three public issues of preferred stock, all payable on September 30, 2002 to shareholders of record on September 16, 2002:

  •
  Simon Property Group, Inc. 6.50% Series B Convertible Preferred Stock (NYSE:SPGPrB)—$1.625 per share

  •
  Simon Property Group, Inc. 8.75% Series F Cumulative Redeemable Preferred Stock (NYSE:SPGPrF)—$0.546875 per share

  •
  Simon Property Group, Inc. 7.89% Series G Cumulative Preferred Stock (NYSE:SPGPrG)— $0.98625 per share.

Change in Accounting Policy

        As permitted by SFAS 123, the Company has changed its accounting with respect to stock options. Effective January 1, 2002, the value of stock options awarded will be expensed as compensation expense. The impact of this change through June 30, 2002 was not material.

2002 Earnings Estimates

        The Company projects that diluted funds from operations (FFO) for the remaining two quarters of 2002 and for the year are as follows:

Third Quarter	$0.92 to $0.94
Fourth Quarter	$1.16 to $1.19
For the Year	$3.76 to $3.78

        This guidance is based on management's view of current market conditions in the regional mall business. Estimates of future FFO and future earnings per share are, and certain other matters discussed in this press release may be, deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-

looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

        Those risks and uncertainties include, but are not limited to, the national, regional and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

        Simon Property Group, Inc. (NYSE:SPG), headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 251 properties containing an aggregate of 187 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada. Additional Simon Property Group information is available at www.shopsimon.com.

Supplemental Materials

        The Company's supplemental information package (on Form 8-K) may be requested in e-mail or hard copy formats by contacting Shelly Doran—Vice President of Investor Relations, Simon Property Group, P.O. Box 7033, Indianapolis, IN 46207 or via e-mail at sdoran@simon.com.

Conference Call

        The Company will provide an online simulcast of its second quarter conference call at www.shopsimon.com (Corporate Info tab) and www.streetevents.com. To listen to the live call, please go to either of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 4:00 p.m. Eastern Daylight Time today, July 31st. An online replay will be available for approximately 90 days at www.shopsimon.com.

SIMON
Combined Financial Highlights(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended June 30,			Six Months Ended June 30,
	2002		2001	2002		2001
Revenue:
Minimum rent	$320,732		$307,386	$629,877		$614,517
Overage rent	6,946		7,130	15,222		17,013
Tenant reimbursements	157,725		146,449	307,754		294,963
Other income	32,077		27,305	59,574		52,453

Total revenue	517,480		488,270	1,012,427		978,946
Expenses:
Property operating	90,634		82,666	175,414		161,440
Depreciation and amortization	116,472		106,748	227,187		213,263
Real estate taxes	53,012		48,721	105,225		101,513
Repairs and maintenance	17,703		19,333	35,526		39,060
Advertising and promotion	11,861		12,618	23,639		26,424
Provision for credit losses	1,510		2,243	4,712		5,147
Other	4,843		6,761	17,838		13,546

Total operating expenses	296,035		279,090	589,541		560,393
Operating Income	221,445		209,180	422,886		418,553
Interest Expense	150,635		149,970	298,497		307,894

Income before Minority Interest	70,810		59,210	124,389		110,659
Minority Interest	(1,970)		(3,115)	(4,558)		(5,231)
Gain on Sales of Real Estate, net	170,307	(B)	(28)	170,307	(B)	2,683

Income before Unconsolidated Entities	239,147		56,067	290,138		108,111
Income from Unconsolidated Entities	25,545	(B)	18,494	43,250	(B)	32,342
Loss from MerchantWired, net	(24,471	)(C)	(4,591)	(32,742	)(C)	(6,708)

Income before Extraordinary Items and Cumulative Effect of Accounting Change	240,221		69,970	300,646		133,745
Extraordinary Items—Debt Related Transactions	16,139		—	16,139		(25)
Cumulative Effect of Accounting Change	—		—	—		(1,638	)(D)

Income before Allocation to Limited Partners	256,360		69,970	316,785		132,082
Less: Limited Partners' Interest in the Operating Partnerships	64,019		13,878	75,104		25,620
Less: Preferred Distributions of the SPG Operating Partnership	2,835		2,835	5,670		5,747
Less: Preferred Dividends of Subsidiary	—		7,334	—		14,668

Net Income	189,506		45,923	236,011		86,047
Preferred Dividends	16,336		(9,177)	(32,835)		(18,362)

Net Income Available to Common Shareholders	$173,170		$36,746	$203,176		$67,685

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
PER SHARE DATA:
Basic Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.92	$0.21	$1.10	$0.40
Extraordinary Items	0.07	0.00	0.07	0.00
Cumulative Effect of Accounting Change	0.00	0.00	0.00	(0.01)

Net Income Available to Common Shareholders	$0.99	$0.21	$1.17	$0.39

Diluted Income per Paired Share:
Before Extraordinary Items and Cumulative Effect of Accounting Change	$0.91	$0.21	$1.09	$0.40
Extraordinary Items	0.06	0.00	0.07	0.00
Cumulative Effect of Accounting Change	0.00	0.00	0.00	(0.01)

Net Income Available to Common Shareholders	$0.97	$0.21	$1.16	$0.39

SELECTED BALANCE SHEET INFORMATION

	June 30, 2002	December 31, 2001
Cash and Cash Equivalents	$223,253	$259,760
Investment Properties, Net	$11,730,905	$11,317,221
Mortgages and Other Indebtedness	$9,597,064	$8,841,378

SELECTED REGIONAL MALL OPERATING STATISTICS

	June 30, 2002	June 30, 2001
Occupancy(E)	91.5%	90.3%
Average Rent per Square Foot(E)	$30.03	$28.84
Total Sales Volume (in millions)(F)	$7,823	$7,370
Comparable Sales per Square Foot(F)	$390	$388
Total Sales per Square Foot(F)	$384	$380

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS ("FFO")

	Three Months Ended June 30,			Six Months Ended June 30,
	2002		2001	2002		2001
Income before extraordinary items and cumulative effect of accounting change (G) (H)	$240,221		$69,970	$300,646		$133,745
Plus: Depreciation and amortization from combined consolidated properties	116,087		106,580	226,445		212,746
Plus: Simon's share of depreciation and amortization from unconsolidated entities	36,946		33,463	73,289		64,720
Plus: Simon's share of MerchantWired impairment charge and write-off, net of tax benefit	22,517	(C)	—	26,695	(C)	—
Less: Gain on sales of real estate, net	(170,307	)(B)	28	(170,307	)(B)	(2,683)
Less: Management Co. gain on sale of real estate, net	(8,400	)(B)	—	(8,400	)(B)	—
Less: Minority interest portion of depreciation, amortization and extraordinary items	(1,834)		(1,500)	(3,829)		(2,987)
Less: Preferred distributions (including those of subsidiary)	(19,171)		(19,346)	(38,505)		(38,777)

FFO of the Simon Portfolio	$216,059		$189,195	$406,034		$366,764

FFO of the Simon Portfolio	$216,059		$189,195	$406,034		$366,764
FFO Allocable to the LP Unitholders	(57,985)		(51,665)	(109,079)		(100,471)

Basic FFO Allocable to the Companies	158,074		137,530	296,955		266,293
Impact of Series A and B Preferred Stock Conversion & Option Exercise (I)	9,818		9,467	19,298		18,745

Diluted FFO Allocable to the Companies	$167,892		$146,997	$316,253		$285,038

Basic Weighted Average Paired Shares Outstanding	174,435		172,485	174,192		172,244
Effect of Stock Options	721		320	616		240
Impact of Series A Preferred 6.5% Convertible	1,810		1,919	1,852		1,930
Impact of Series B Preferred 6.5% Convertible	12,491		12,491	12,491		12,491

Diluted Weighted Average Number of Equivalent Paired Shares	189,457		187,215	189,151		186,905

Basic FFO per Paired Share:
Basic FFO Allocable to the Companies	$158,074		$137,530	$296,955		$266,293
Basic Weighted Average Paired Shares Outstanding	174,435		172,485	174,192		172,244
Basic FFO per Paired Share	$0.91		$0.80	$1.70		$1.55
Percent Increase	13.8%			9.7%
Diluted FFO per Paired Share:
Diluted FFO Allocable to the Companies	$167,892		$146,997	$316,253		$285,038
Diluted Weighted Average Number of Equivalent Paired Shares	189,457		187,215	189,151		186,905
Diluted FFO per Paired Share	$0.89		$0.79	$1.67		$1.53
Percent Increase	12.7%			9.2%

SIMON
Combined Financial Highlights—Continued(A)
Unaudited
(In thousands, except as noted)

Notes:

(A)
Represents combined condensed financial statements of Simon Property Group, Inc. and its paired share affiliate, SPG Realty Consultants, Inc.

(B)
Primary components: sale of 50% interest in Orlando Premium Outlets ($39 million); sale of joint venture interests in five "Mills" properties ($123 million) and partial sale of Miami International Mall ($25 million); offset by the write-off of certain predevelopment and land costs ($17 million). An additional $8.4 million gain, net of tax, related to the sale of joint venture interests in five "Mills" properties was recorded by the Management Company and is reflected in Income from Unconsolidated Entities.

(C)
Consists of operating losses, net of tax, of $2.0 million and $6.0 million and write-downs of $22.5 million and $26.7 million for the three months and six months ended June 30, 2002, respectively.

(D)
Due to the adoption of SFAS 133—Accounting for Derivatives and Financial Instruments on January 1, 2001.

(E)
Includes mall and freestanding stores.

(F)
Based on the standard definition of sales for regional malls adopted by the International Council of Shopping Centers, which includes only mall and freestanding stores.

(G)
Includes gains on land sales of $8.4 million and $2.1 million for the three months ended June 30, 2002 and 2001, respectively and $17.0 million and $3.3 million for the six months ended June 30, 2002 and 2001, respectively.

(H)
Includes straight-line adjustments to minimum rent of $3.7 million and $1.8 million for the three months ended June 30, 2002 and 2001, respectively and $5.0 million and $6.1 million for the six months ended June 30, 2002 and 2001, respectively.

(I)
Includes dividends of Series A and B Preferred Stock allocable to the Companies as well as increased allocation of FFO to the Company as a result of assumed increase in the number of common shares outstanding.

QuickLinks

SIMON Combined Financial Highlights(A) Unaudited (In thousands, except as noted)
SIMON Combined Financial Highlights—Continued(A) Unaudited (In thousands, except as noted)